Exhibit 10.45

August 14, 2018

Jennifer H. Allen

51 Spencer Brook Lane

Carlisle, MA 01741

Dear Jennifer:

Triumph Group, Inc. ("TGI") is pleased to offer you the position of SVP and General Counsel (Band 6), reporting directly to Daniel J. Crowley, CEO and President located in Berwyn, PA. We aspire to be the premier design, manufacturing and support company whose comprehensive capabilities, integrated process and innovative employees advance the safety and prosperity of the world. We look forward to your contributions to Triumph Group Leadership Team to fulfill our vision. This letter is intended to set forth the terms and conditions of our employment offer.

1.	Annual Base Salary: $400,000 ($15,384 bi-weekly). Base salary is subject to deductions for taxes and other withholdings as required by law or the policies of TGI.

2.

Sign-On Cash Bonus: In connection with this offer, you are eligible for a sign-on bonus ("Sign-On Cash Bonus") in the gross amount of $80,000 subject to the terms outlined below. The Sign -On Cash Bonus will be paid in full, within 30 days of start date. If, during the first 12 months of your employment, you voluntarily resign, or your employment is terminated by TGI for cause, you agree to repay TGI the full amount of the signing bonus.

3.

Annual Short-Term Incentive (STI): You will be eligible to participate in TGI's annual bonus program for executives, with a target bonus opportunity equal to 75 % of annual base salary and a maximum bonus opportunity of 2x bonus target% of base salary for Fiscal Year 2019 (FY'19) ending on March 31, 2019.

For FY'l9, you will be guaranteed a minimum cash bonus of $105,000; the balance of the target annual bonus opportunity will be pro-rated based on your date of hire and subject to your individual performance, company achievement in accordance with the applicable performance criteria for FY'19 bonuses for senior corporate executives, and as determined by the Compensation and Management Development Committee (the "Committee"). Your eligibility will be pro-rated based on the number of eligible days worked in the Fiscal Year.

The actual amount of your annual bonus each year will be determined by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of TGI on the basis of the achievement of pre-established performance goals relating to corporate and individual performance.

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1000, Fax: 610-251-1555, www.triumphgroup.com

August 14, 2018

4.

Sign On Equity Grant: You will be provided with a special one-time incoming equity grant (the "Initial Equity Grant") valued at $200,000 (number of shares determined by the closing price of TGI common stock on the date of grant) comprised  as follows: (a)  40% of the value in restricted stock units (RSUs) vesting ratably over three years and (b) 60% of the value in PSU's with ultimate value depending on TGI's performance against each of the relative and absolute TSR performance targets established by the Committee for FY' 19. The Sign-On Equity Grant will occur at the end of the quarter following your start date. Subject to continued employment, the Sign-On Equity Grant will vest ratably in three installments on the first, second and third anniversaries of the grant date. The Sign-On Equity Award is subject to the terms of the Triumph Group, Inc. 2018 Equity Plan as well as the terms set forth in a separate, written restricted stock award agreement to be provided at the time of the grant.

5.

Annual Equity Awards (LTI): Subject to the approval of the Compensation Committee, you will be eligible for annual performance-based long-term incentive awards with a target value of 75% of base salary. For FY '20, the award will be made in Grant period. The annual long-term incentive is comprised as follows: (a) 40% of the value in RSU's vesting ratably over three years, and (b) 60% of the value in PSU's with ultimate value depending on TGI's performance against each of the relative and absolute TSR performance targets established by the Committee for FY'20. PSU's will cliff vest at the end of the three year performance period, which runs through FY'22. The value of PSUs can reach 200% of original grant value if maximum performance. Actual LTI award grants may be more or less than target. Target LTI annual grant values in future years will also be subject to formal approval by the Compensation Committee and will be based on a variety of factors, including without limitation, market data, individual performance, and scope of job responsibilities.

6.	Employee Benefits: You will be eligible to participate in TGI's employee benefit plans generally applicable to TGI senior executives. See attached information.

7.

Relocation: You will be provided with a relocation package to support your move to your new location.  In general, the program provides coverage for costs associated with selling your current home, moving your household goods, purchasing a new home, temporary living and a house hunting trip. A copy of the Homeowner Relocation Program will be provided to you under separate cover. It will outline all specifics and processes related to the program.

8.	Conditions: The offer of employment set forth in this letter agreement is subject to the following conditions:
•	Your acceptance of this offer by one week after letter date.
•	Satisfactory background check.
•	Satisfactory drug screening

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1035, lrturner@triumphgroup.com

August 14, 2018

9.	Restrictive Covenants: You hereby agree to be bound by the restrictive covenants set forth on Annex A to this letter agreement.

As a TGI employee, you will be expected to adhere to TGI's Code of Business Conduct, current policies, procedures and practices as well as any that may be implemented in the future.

This offer is contingent upon your satisfactory completion of the conditions described above under "Conditions". While we hope we will be able to meet each other's mutual need s, TGI is an employer-at-will. This means that your employment with TGI is not for any set term and may be terminated by either you or TGI at any time. The at-will term of your employment can be modified only in writing signed by you and the Chief Executive Officer of TGI.

Please contact me if you have any questions about the information provided in this letter or if you require further information. I look forward to working with you.

Sincerely,

/s/ Lance R. Turner
Lance R. Turner
SVP, Human Resources, Safety, & Communications

Agreed and Accepted:	/s Jennifer H. Allen
Date:	August 28, 2018

Cc:	Daniel J. Crowley

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1035, lrturner@triumphgroup.com

Annex A

Restrictive Covenants

(a)Disclosure of Confidential Information. You shall not at any time during your employment with TGI or thereafter, except as properly required in the course of your employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to TGI or any of its affiliates. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs.

(b)Patents, Copyrights and Trade Secrets. You will disclose, and hereby assign, to TGI any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which you may conceive, invent, or discover during the course of your employment with TGI which relate to the business of TGI, or were developed using TGI' s resources (collectively, the "Inventions"), and you shall execute and deliver all papers, including applications for patents and do such other acts (entirely at TGI's expense) as may be necessary for TGI to obtain and maintain proprietary rights in any and all countries and to vest title to such Inventions in TGI.

(c)Noncom petition and Nonsolicitation. While you are employed by TGI and its affiliates and for the one-year period following the termination of such employment for any reason (together, the "Restricted Period"), you shall not, in any jurisdiction in which TGI or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in by TGI and its affiliates; provided, that your ownership of securities constituting 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, you shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer or client of the business conducted by TGI or its affiliates (or potential customer or client with whom TGI or its affiliates had initiated contact). During the Restricted Period, you shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of TGI and its affiliates or who was an employee of TGI and its affiliates within the previous 12 months. Further, during the Restricted Period, you shall not take any action that could reasonably be expected to have the effect of inducing any individual who is then an employee, representative, officer or director of TGI or any of its affiliates, or who was an employee, representative, officer or director of TGI and its affiliates within the previous 12 months, to cease his or her relationship with TGI or any of its affiliates for any reason.

(d)Acknowledgements and Remedies.

(i)The parties hereto agree that the provisions of clauses (a), (b) and (c) of this Annex B (the "Covenants") have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this letter agreement. You acknowledge and agree that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of TGI and its affiliates, impose no undue hardship on you, and are not injurious to the public. The parties hereto further agree that your services are of a personal, special and unique character and cannot be replaced by TGI, and that the violation by you of any of the Covenants would cause TGI irreparable harm, which could not be adequately compensated by money damages, and that if TGI elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of TGI's eventual success on the merits. Accordingly, you consent and agree that if you commit any such breach or threaten to commit any breach, in addition to any other remedies as may be available to TGI for such breach,

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1035, lrturner@triumphgroup.com including the recovery of money damages, TGI shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) cease payment of the severance payments and benefits described in this letter agreement under "Termination by TGI Without Cause" and/or to recoup from you the portion of such severance payments and benefits already paid and (B) temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. Furthermore, if TGI institutes any action or proceeding to enforce any of the provisions of this Annex B, to the extent permitted by applicable law, you hereby waive the claim or defense that TGI has an adequate remedy at law, and you shall not assert in any such action or proceeding the defense that any such remedy exists at law.

(ii)Prior to execution of this letter agreement, you were advised by TGI of your right to seek independent advice from an attorney of your own selection regarding this letter agreement. You acknowledge that you have entered into this letter agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this letter agreement after being given the opportunity to consult with counsel. You further represent that, in entering into this letter agreement, you are not relying on any statements or representations made by any of TGI's directors, officers, employees or agents that are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.

(i)In light of the acknowledgements contained in this clause (d), you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this letter agreement. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court.

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1035, lrturner@triumphgroup.com